Exhibit 99.1

Press Release

AMSC REALIGNS OPERATIONS TO ACCELERATE

DRIVE TO PROFITABILITY

- SuperMachines® and AMSC Wires Business Units Combined in Transition to Manufacturing Stage of HTS Products

- Reduction in Force, Consolidation of Facilities and Streamlining of Operations to Yield

$4 Million in Annual Cost Savings; Cash Burn to be Cut in Half

- Company Achieves Key Objectives and Updates Financial Forecast for Fiscal Year Ending March 2007

- Conference Call to Take Place Today at 10:00 a.m. ET

WESTBOROUGH, Mass. – March 29, 2007 – American Superconductor Corporation (NASDAQ: AMSC), a leading energy technologies company, today announced the implementation of initiatives designed to transition the company’s high temperature superconductor (HTS) products to the manufacturing stage and accelerate the company’s drive to profitability.

The company said the actions taken today, which include a reduction in force, consolidation of facilities and streamlining of operations, are expected to yield a cost savings at AMSC Superconductors of $4 million in the fiscal year ending March 31, 2008 (“FYMarch’08”). The company also said it is firmly on track to cut its cash burn in half in FYMarch’08 compared with FYMarch’07 given the decline in the rate of capital expenditures for the scale up of manufacturing of HTS wire; the increasing positive cash flow from AMSC Power Systems; and the cost reduction actions undertaken today. The company said it expects to have a strong cash position as it enters the next fiscal year, and that it is on plan to achieve positive EBITDAS in FYMarch’09.

The company has reorganized AMSC Wires, SuperMachines and Power Electronic Systems into the following two business segments:

•

AMSC Superconductors: This business combines the capabilities of AMSC Wires and SuperMachines, focusing on the production of HTS wire and coils, the design and development of HTS products, such as motors and fault current limiters, the licensing of HTS product designs and the management of large-scale HTS projects.

•

AMSC Power Systems: This business focuses on the production of power electronic systems for the utility, industrial and wind power markets. It also provides licensed designs for wind energy systems through its Windtec™ subsidiary.

“Having achieved a series of recent successes on the HTS side of our business, including the completion of factory acceptance testing of our 36.5 MW HTS motor, we are taking action to transition fully to the manufacturing stage with HTS products while also reducing expenses and cash burn,” said Greg Yurek, founder and chief executive officer of AMSC. “From a cost perspective, we have streamlined our business units, consolidated facilities and realigned global headcount consistent with near term revenue and profit opportunities. These actions will yield substantial savings in the quarter beginning April 1, 2007.

“These changes are strategically important, and we believe they will provide dramatic benefits,” Yurek added. “AMSC has built a significant portfolio of technology, patents and know-how related to HTS rotating machines – machines we have built and tested to verify our technology. It has never been our plan to invest in the substantial infrastructure needed to manufacture large-scale motors, generators, synchronous condensers, industrial motors and wind generators. Instead, we have utilized an outsourcing model.

“Going forward, AMSC Superconductors plans to license designs for HTS rotating machines to companies that have the infrastructure to manufacture these systems. As is the case with our new Windtec subsidiary and its wind energy system licenses, AMSC would receive license and consulting service fees from these companies and would benefit from a growing stream of royalty payments and revenues from the sale of HTS wire and coils to its licensees.”

AMSC Superconductors will operate out of the company’s 355,000 square-foot manufacturing facility in Devens, Massachusetts. The company’s SuperMachines facility in Westborough, Massachusetts will be vacated and its remaining core of HTS rotating machine engineers and equipment will be relocated from Westborough to Devens as of March 31, 2007. The remaining six months of the lease on the SuperMachines facility in Westborough will be written off as of March 31, 2007.

Since December 31, 2006, AMSC increased its headcount from approximately 238 to 288 primarily as a result of its January 5, 2007 acquisition of Austria-based Windtec. In conjunction with the reorganization and consolidation of facilities, AMSC today reduced its Massachusetts staff by 37 employees, or approximately 13 percent of the company’s overall headcount. Most of these reductions are effective immediately. The reduction in force, the consolidation of facilities and the streamlining of operations are expected to yield approximately $4 million in annual cost savings for AMSC Superconductors in the quarter starting April 1, 2007.

The company plans to increase headcount at AMSC Power Systems in the months ahead through its previously announced acquisition of Power Quality Systems, Inc. and through additional strategic hires for the company’s Wisconsin and overseas operations to support rapid revenue growth.

As a result of the actions announced today, AMSC expects to incur restructuring charges of approximately $1.1 million, or $0.03 per share, in the fourth quarter of AMSC’s FYMarch’07. Of this total, approximately $400,000 is for severance, $200,000 for lease abandonment costs and $500,000 for relocation expense. A small number of affected employees will remain with the company for several weeks to complete ongoing projects, which will result in additional severance charges of approximately $200,000 in the quarter starting April 1, 2007.

“With our HTS motor and synchronous condenser projects now virtually complete, it is the opportune time to consolidate our superconductor-based operations into AMSC’s state-of-the-art facility in Devens, Massachusetts,” Yurek continued. “These initiatives will help commercialize HTS products faster and also accelerate the company’s drive to profitability.”

Update on Key Objectives and Financial Forecast

•

HTS Wire Manufacturing Capacity: AMSC exceeded its objective to have installed, commissioned and qualified 70 percent of the full-scale equipment needed to achieve a manufacturing capacity of 720,000 meters of 344 superconductors per year. To date, AMSC has installed, commissioned and qualified 75 percent of the equipment. The company remains confident that it will have 720,000 meters of manufacturing capacity in place in December 2007.

•

HTS Wire Shipments: AMSC continued to seed the market for HTS wire and exceeded its objective to ship 10,000 meters of 344 superconductors in its fiscal year ending March 31, 2007. AMSC has shipped 11,500 meters to 26 customers in eight countries in FYMarch’07. The company also achieved its electrical performance and manufacturing cost targets for commercial-grade 344 superconductors.

•

HTS Motors: As the company announced yesterday, AMSC has successfully completed factory acceptance testing of the world’s first 36.5 MW HTS ship propulsion motor. The motor is now ready to be delivered to the U.S. Navy.

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SuperVAR® Synchronous Condensers: Two SuperVAR synchronous condensers are in the factory acceptance testing mode prior to shipment. The company expects to recognize revenue for these two machines in the first half of FYMarch’08.

•	Financial Forecast: For the full fiscal year ending March 31, 2007, AMSC expects:

o	$50 million to $52 million in revenue, in line with the company’s previous forecast.

o	Approximately $70 million in backlog as of March 31, 2007, at least $60 million of which is expected to be recognizable as revenues in FYMarch’08, in line with the company’s previous forecast.

o	A net loss in the range of $32 million to $34 million, or $0.96 to $1.02 per share. AMSC previously forecast a net loss for the full fiscal year ending March 2007 of $29 million to $32 million, or $0.87 to $0.96 per share. The forecast has been revised to account for the aforementioned $1.1 million, or $0.03 per share, in restructuring charges as well as a continuing funding delay from the U.S. Department of Energy (DOE). DOE funding is now expected to be received in the quarter starting April 1, 2007.

o	A balance of approximately $33 million to $35 million in cash and investments as of March 31, 2007. The final balance will be approximately $33 million if an anticipated collection of $2 million is not received from the U.S. Navy by March 31. In that case, the company expects to collect more than $6 million in cash from the Navy in the quarter starting April 1, 2007.

Conference Call Notice

In conjunction with this announcement, AMSC management will participate in a conference call with investors beginning at 10:00 a.m. ET today. Those who wish to listen to the live conference call webcast should visit the “Investors” section of the company’s website at www.amsuper.com/investors. The live call also can be accessed by dialing (913) 312-1298 and using conference ID 8499818. A telephonic playback of the call will be available from 1:00 p.m. ET on March 29, 2007 through 1:00 p.m. ET on April 5, 2007. Please call +1-719-457-0820 and refer to conference ID 8499818 to access the playback.

About AMSC

AMSC (American Superconductor Corporation—NASDAQ: AMSC) is a leading energy technologies company. The company develops and sells a wide range of products and solutions based on power electronic systems and high temperature superconductor (HTS) wires that dramatically improve the efficiency and quality of electricity during its generation, transmission, distribution and use. The company is a dominant force in alternative energy, offering grid interconnection solutions as well as licensed wind energy designs and electrical systems. As the world’s principal supplier of HTS wire, AMSC is enabling a new generation of compact, high-power electrical products, including motors, generators, power cables, grid-level surge protectors, and advanced transportation and defense systems. AMSC also provides utility and industrial customers worldwide with voltage regulation systems that dramatically enhance power grid capacity, reliability and security, as well as industrial productivity. The company’s technologies are protected by a broad and deep intellectual property portfolio consisting of hundreds of patents and licenses worldwide. More information is available at www.amsuper.com.

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American Superconductor and design, Revolutionizing the Way the World Uses Electricity, AMSC, Powered by AMSC, SuperVAR, D-VAR, DVC, PQ-IVR, PowerModule and Windtec are trademarks or registered trademarks of AMSC.

Any statements in this release about future expectations, plans and prospects for the company, including statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements. Such factors include: uncertainties regarding the company’s ability to obtain anticipated funding from corporate and government contracts, to successfully develop, manufacture and market commercial products, and to secure anticipated orders; the risk that a robust market may not develop for the company’s products; the risk that strategic alliances and other contracts may be terminated; the risk that certain technologies utilized by the company will infringe intellectual property rights of others; the competition encountered by the company, including several large Japanese companies. Reference is made to these and other factors discussed in the “Risk Factors” section of the company’s most recent quarterly or annual report filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the company’s views as of the date of this release. While the company anticipates that subsequent events and developments may cause the company’s views to change, the company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date this press release is issued.